Exhibit 99.2

TVG LidoSite Office Market Demand & Pricing Study Visit us online at http://www.vyteris.com/ February 21, 2007

Click on Video to play Building on LidoSite Hospital Evaluation Success Amy Perkins, RN Hospital Administrator North Colorado Medical Center Banner Health Systems

TVG-Market Demand and Pricing Sensitivity Study

TVG-Market Demand and Pricing Sensitivity Study Market Size/Demand Patient Segmentation LidoSite -Demand Product Believability Intent to Use Pricin Various Price Points Price Elasticity

TVGStudy -Methodology Extremely Robust Projectable Study Over 11,000 respondents(queried on blood draw behaviors and needle/pain Projectable to US market+/-3.5 % Margin of Error Over 1,000in-depth interviews of “high discomfort” patients(with ordered blood draw in last 6 months)

vyteris



Study Ref: Pg 9

TVG Study – Market Size/Segmentation

US Population/SubMarkets	TVG Study Last 6 Months	TVG Study Annualized	Full Market Projections[1]
# of Blood Draws (US)	125M patients	250M patients	550,000,000 Draws/yr
Patients - Experience "High Discomfort" (1) (4-7 Lickert Scale) LidoSite *"Low Hanging Fruit"*	20M patients	40M patients	60,000,000 Draws/yr

(1) 75% specifically indicate "PAIN" associated with procedure "fear"

TVG-Market Demand and Pricing Sensitivity Study Page 19After product demo66%of “high discomfort” segment find The LidoSite promise “believable”

TVG-Market Demand and Pricing Sensitivity Study Page 2065%of “high discomfort” “intend to use/ask for” LidoSite with next blood draw Projected US:26,000,000 LidoSite patients/yr40,000,000 LidoSite Uses/yr 72%of parents “intend to use/ask for for children

TVG-Pricing Sensitivity Page 28Price Points Patient Cash Payment (no insurance)$18 $21 $25 Might/Likely to Use (scale 4-7) 51% 48% 45% Definitely Use/Pay (scale 5-7) 20% Statistical Analysis :Price “Inelastic”(Higher price has little effect on demand) Patient Cash Payment (out-of-pocket/co-pay w/insurance) $10 Definitely Use/Pay (scale 5-7) 54%

US Annual Bl;ood Draw Market 550,000,000 draws/yr High Discomfort Submarket 60,000,000 draws/yr “Intend to use” LidoSide w/Next Drraw 40,000,000/yr Cash only Market ($25.00) Definitely Use (20%) Revenue Potential: 10.4M Lidosite Patches $200M Retail; $750M Retail

TVG-Market Demand and Pricing Sensitivity Study Developmental Focus Panels Patients: Pain & Blood Draws MD: Impaired Healthcare Patients: Response to LidoSite LidoSite User Desired Outcomes Click on Video to play3 second delay

TEC Assessment & Recommendation

“. . . medically necessary prior to a venipuncture (blood draw). . .”Recommendation & Use by Managed Care Plans Clinical guidelines “medically necessary”& reimbursement (CPT 97033) 35,000,000 + Members

Recommendation & Use by Managed Care Plans Clinical guidelines “medically necessary”& reimbursement (CPT 97033) “. . . medically necessaryprior to a venipuncture (blood draw). . .” 7,500,000 + Members

“. . . medically necessaryprior to a venipuncture (blood draw). . .”Recommendation & Use by Managed Care PlansClinical guidelines “medically necessary”& reimbursement (CPT 97033) 500,000+ Members